Pricing Supplement No. 154L Dated December 23, 2003 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated August 19, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46623E BR9

J.P. MORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Proceeds to Company:	$110,000,000 $109,835,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$107,800,000
BNP Paribas	$1,100,000
Keefe, Bruyette & Woods, Inc.	$1,100,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ X ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Original Issue Date:	January 5, 2004
Stated Maturity:	January 5, 2007

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[  ]  Fixed Rate Note:

[ X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [ X ] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:
   Quarterly on the 5th or next good business day of, April, July, October and January, via modified following business day convention, commencing April 5, 2004.

Interest Reset Dates:   The 5th or next good business day of, April, July, October and January, via modified following business day convention, commencing April 5, 2004.

Index Maturity:  3-month LIBOR
Spread (+/-):   +13 BP
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   0%
Optional Redemption:   Yes [   ]   No [X]

The Agents, as defined above, have agreed to purchase the notes from J.P. Morgan Chase & Co. (JPMorgan Chase) at 99.85% of their principal amount, plus accrued interest, if any, from January 5, 2004. JPMorgan Chase will receive $109,835,000 in aggregate proceeds from the sale of the notes.

The Agents have advised JPMorgan Chase that they propose to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale. The Agents may effect such transactions by selling notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Agents and any purchaser of notes for whom they may act as agent. The Agents and any dealers that participate with the Agents in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of notes by them may be deemed to be underwriting compensation.